Exhibit 10.1

November 6, 2020

Michael J. Covey

RE:Employment Terms - Executive Chair

Dear Mike:

I am pleased that you have agreed to remain employed with PotlatchDeltic Corporation (the “Company”) in the role of Executive Chair, following your many years of exceptional leadership as our Chief Executive Officer.  This letter agreement (“Agreement”) confirms the terms and conditions of your continued employment as the Executive Chair.

1.	Effective Date. The effective date of this Agreement is the date on which the Company publicly announces the executive transition (the “Effective Date”).

2.	Employment and Directorship.

(a)Employment.  By signing this Agreement, you are giving notice of your resignation of your position as Chief Executive Officer, effective as of December 31, 2020.  Thereafter, you will be employed in the role of Executive Chair pursuant to this Agreement.  In this capacity, you will perform such duties and responsibilities as appropriate and as may be assigned by the Board of Directors (the “Board”).

(b)Directorship.  Nothing in this Agreement is intended to change your role on the Board, other than your title of Executive Chair.

3.

Renewed Employment Period.  As used herein, “Renewed Employment Period” means the period of your employment under this Agreement, starting January 1, 2021.  Unless earlier terminated in accordance with this Agreement, your employment will terminate and the Renewed Employment Period will end on November 30, 2022.

4.

Extent of Service.  During the Renewed Employment Period, you agree to devote your reasonable business time, attention, skill and efforts exclusively to the faithful performance of your duties hereunder.  It shall not be a violation of this Agreement for you to (a) devote reasonable time to charitable, community, industry or professional activities, (b) serve on corporate, civic, educational or charitable boards or committees, or (c) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of your responsibilities under this Agreement.

5.	Compensation and Benefits; Stock Ownership Guidelines. During the Renewed Employment Period:

(a) Base Salary.  The Company will pay to you a base salary at the rate of $400,000 per year, less normal tax withholdings and other deductions, payable in equal installments as are customary under the Company’s payroll practices from time to time.

(b)  Retirement Plans.  You will continue to be eligible to participate in and accrue benefits under the terms and conditions of the Company’s retirement and 401(k) plans and the Salaried Supplemental Benefit Plan II (“Plan II”).

(c)Incentive Plans.  You shall not be eligible to participate in or receive any new awards with respect to any annual and long-term incentive plans or programs during the Renewed Employment Period; provided, however, that you will remain eligible for payment related to the bonus for the 2020 Award Year pursuant to the terms and conditions of the Company’s Annual Incentive Plan.  You will also remain eligible for continued vesting and settlement of outstanding equity awards granted under the Company’s 2019 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan (the “LTI Plans”), pursuant to the terms and conditions of the applicable award agreements and LTI Plans.

(d) Welfare Benefit Plans.  You and your eligible dependents will receive benefits under the welfare benefit plans, practices, policies and programs provided by the Company to salaried employees generally (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the maximum extent permitted under the terms and conditions of the Welfare Plans and their applicable insurance contracts.  The Company shall include in your taxable income the value of such benefits coverage as it determines necessary or appropriate under applicable law.

(e) Expenses.  You will be entitled to prompt reimbursement for all reasonable business expenses you incur in accordance with the applicable policies, practices and procedures of the Company.

(f) No Executive Benefits.  You shall not be eligible to participate in, accrue benefits under, or receive payment or in-kind benefits from any of the following: (i) the Company’s Management Deferred Compensation Plan and any other nonqualified or other plans, programs or policies, except as set forth in subsection (b) above, (ii) the Company’s Severance Program for Executive Employees (the “Executive Severance Program”), and (iii) other executive perquisites, except as provided in this Agreement.

(g) No Vacation or Other Leaves.  You shall not be entitled to vacation or other leave benefits, notwithstanding the terms of the Company’s applicable plans, programs and policies.  The dollar value of your accrued but unused vacation as of December 31, 2020 will be paid in accordance with the terms and conditions of the Company’s applicable vacation policy.

(h) Stock Ownership Guidelines. You will at all times during your employment remain subject to the Company’s officer stock ownership guidelines at the level currently applicable to you, which requires that you meet and maintain a level of stock ownership that is five times your base salary in order to sell any Company stock.

6.

Waiver of Company Obligations.  The parties acknowledge that Sections 4 and 5 of the Executive Severance Program provides the basic severance benefits described therein upon your qualifying separation from service with the Company within 24 months following an event which constitutes “Good Reason.”  Such a separation from service may be triggered by any of the following events, among others, without your express written consent:  (a) the assignment of any duties or responsibilities that result in a material diminution of your duties or responsibilities as in effect immediately prior to such assignment, (b) a material reduction in your annual base salary, and (c) a material reduction in your aggregate employee benefit opportunities provided under material Benefit Plans.

You hereby expressly consent to the assignment of duties and responsibilities and the reductions in your base salary and aggregate employee benefit opportunities under this Agreement that may otherwise support a separation from service for Good Reason under the Executive Severance Program.  Moreover, in consideration of the good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which you hereby acknowledge, you hereby forever waive, release, forfeit and relinquish any and all right, claim, title and interest in and to the basic severance benefits and any other payments and benefits that may have otherwise been due under the Executive Severance Program as a result of entering into this Agreement, and you agree that the Company shall have no obligation to make payment of or provision of such payments and benefits otherwise.

7.	Termination of Employment.

(a) Death.  Your employment shall terminate automatically upon your death.

(b) Voluntary or Involuntary Termination.  Either you or the Company may terminate your employment relationship at any time for any reason.

(c) Resignations.  Upon request by the Company, you will deliver to the Company a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans in which you are then serving, in such form as the Company may reasonably request.

8.	Release of Claims.

(a)Waiver and Release.  You hereby expressly waive any and all claims against the Company, and, to the maximum extent permitted by law, release the Company (including any parent, subsidiary, affiliate, predecessor and successor of the Company), and its owners, officers, directors, stockholders, managers, agents, employees, and representatives (collectively “Releasees”) from any and all actual or potential actions, claims, causes of action, and damages, known or unknown, on account of or arising out of your employment relationship with the Company or the termination thereof.  It is understood that this release includes, but is not limited to, any claims arising out of any common law torts, any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on the Company’s right to terminate employees, or any federal, state, or other governmental statute or ordinance, or any other statutory or common law limitation or regulation of the employment relationship of federal, state, or other government law, and any claim for attorneys’ fees and costs.  You further understand and agree that this release of claims extends to all claims of every nature and kind whatsoever, based on known and unknown facts existing as of the date of execution of this Agreement.  You represent that you have not assigned or transferred any released claim, nor have you purported to do so.

(b)Exceptions and No Interference with Rights.  Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, or (iv) that cannot be released by private agreement.  In addition, nothing in this Agreement prevents you from filing a charge or complaint with, participating in an investigation or proceeding conducted by, or providing testimony before or confidential information to a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws.  However, by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited.  This Agreement does not limit your right to receive an award from any regulator that provides awards for providing information relating to a potential violation of law.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.

Indemnification; Liability Insurance.  Nothing in this Agreement releases, waives or otherwise affects your rights pertaining to advancement or indemnification pursuant to applicable law and the Company’s Certificate of Incorporation and Bylaws or your reimbursement under any applicable directors and officers liability insurance policy, subject to the terms and conditions thereof.

10.

Section 409A.  Notwithstanding any provision of this Agreement to the contrary:
(a) Intent; Interpretation. It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Review Code of 1986, as amended (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(b) Reimbursements.  To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A:  (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) Specified Employee.  If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then any payment or benefit pursuant to this Agreement on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company.

11.	Assignment and Successors.

(a) This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you.  This Agreement shall inure to the benefit of and be binding on and enforceable by your legal heirs and representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.	Miscellaneous.

(a) Tax Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable tax withholding requirements under any federal, state or local law.

(b) Prior Agreements.  This Agreement contains the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede any other oral or written agreement between the parties with respect to such subject matter.

(c) Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(d) Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(e) Survival.  Upon the expiration or other termination of this Agreement or of your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(f) Governing Law.  Except as provided below and except to the extent preempted by federal law, the laws of the State of Washington shall govern this Agreement without reference to its choice of law principles.  Any disputes arising under this Agreement will be brought in a court of competent jurisdiction in Spokane County, Washington or the U.S. District Court for the Eastern District of Washington.

(g) Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	PotlatchDeltic Corporation 601 West First Avenue Suite 1600 Spokane, WA 99201 Attention: General Counsel

To You:	Most recent address on file

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(h) Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties, making specific reference to this Agreement.

(i) Construction.  Each party has reviewed this Agreement and has been provided the opportunity to consult with legal counsel and to revise this Agreement and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(j) Counterparts.  This Agreement may be signed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.  This Agreement may be executed by a signature delivered by email or other electronic format reasonably accessible by the other party.

Mike, I look forward to continuing our work together and to providing even greater opportunities for the future success of the Company.

Regards,

/s/ Charles P. Grenier

Charles P. Grenier

Lead Director

AGREED AND ACCEPTED:

/s/ Michael J. Covey

Michael J. Covey

November 6, 2020

Date